Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paquirre@hythiam.com

HYTHIAM ANNOUNCES THIRD QUARTER RESULTS

LOS ANGELES, CALIFORNIA — November 9, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the third quarter and nine months ended September 30, 2009, which include the consolidated results from Comprehensive Care Corporation (CompCare) through January 20, 2009, the disposition date.  As a result of the January 20, 2009 sale, the Company’s results treat CompCare as a Discontinued Operation.

"With the Ford® Motor Company agreement and financing completed, we are focused on concluding deals in the later stages of our pipeline,” said Rick Anderson, Hythiam’s President and COO.  “We expect to finish the implementation of the Ford agreement in the Fourth Quarter of 2009, and we expect revenue to begin in the First Quarter of 2010.  In addition, we are carefully managing the Company’s existing resources to achieve critical objectives.  As part of our sales process, we are gaining traction by offering an integrated solution to customers who recognize the significant cost of substance dependence in their populations and the current fragmented approaches to treatment.  We continue to work toward securing final agreements with customers in longer sales cycles, and are also expanding our pipeline,” Anderson concluded.

CONSOLIDATED
The company reported a consolidated net loss of $8.8 million, or $0.16 per share for the third quarter of 2009. This compares with a 2008 third quarter consolidated net loss of $6.3 million, or $0.11 per share, which includes $141,000 of income from discontinued operations, or $0.01 per share. The consolidated net loss for the nine months ended September 30, 2009 amounted to $10.7 million, or $0.19 per share, which includes $10.4 million of income from discontinued operations, or $0.19 per share.  This compares with a consolidated loss of $31.1 million for the same period in 2008, or $0.57 per share, which includes a $5.4 million loss from discontinued operations, or $0.10 per share.

CONTINUING OPERATIONS
For the 2009 third quarter, the Company reported revenues of $268,000 from its continuing operations (healthcare services business), compared to revenues from continuing operations of $1.3 million during the comparable period last year.  The decrease in healthcare services revenues was primarily attributable to the difficult economy and the Company's decision to streamline operations by reducing operating costs and resources supporting private-pay to focus on managed care opportunities. There were a total of 46 patients treated with the PROMETA® Treatment Program in the third quarter of 2009, compared to 134 patients treated in the third quarter of 2008. During the third quarter of 2009, there were 14 licensee sites contributing to revenues, versus 36 in the same period last year.

Loss from continuing operations for the 2009 third quarter was $8.8 million, or $0.16 per share, versus a loss of $6.4 million, or $0.12 per share, in the third quarter of 2008. Included in the 2009 third quarter loss were consolidated non-cash charges for depreciation, amortization and stock-based compensation expense of $1.4 million, compared to $3.6 million in non-cash charges in the same period in 2008. The loss for the 2009 third quarter also included a $54,000 loss on the partial extinguishment of debt, a $25,000 “other-than-temporary” loss on auction-rate securities and a non-cash charge of $4.8 million from the change in fair value of the Company's warrant liabilities. These charges in the 2009 third quarter were partially offset by a $160,000 gain on the sale of marketable securities. The loss from continuing operations for the 2008 third quarter included a non-cash gain of $3.8 million from the change in fair value of the Company's warrant liabilities.

For the nine months ended September 30, 2009, revenues for continuing operations were $1.3 million, compared to revenues of $5.3 million in the same period in 2008.  The decrease in healthcare services revenues was primarily attributable to the difficult economy and the Company's decision to streamline operations by reducing operating costs and resources supporting private-pay to focus on managed care opportunities.  Net loss from continuing operations for nine months ended September 30, 2009 was $21.2 million, or $0.38 per share, compared to a net loss of $25.6 million, or $0.47 per share, for the nine months ended September 30, 2008. The net loss for the nine months ended September 30, 2009 included non-cash charges for depreciation, amortization and stock-based compensation expenses of $5.2 million, compared to $9.0 million for similar expenses in the same period in 2008. The net loss for the nine months ended September 30, 2009 also included impairment charges of $1.1 million related to property, equipment and intangible assets, a $330,000 loss on partial extinguishment of debt and $185,000 of impairment charges related to “other-than-temporary” losses on auction rate securities and a non-cash charge of $4.7 million from the change in fair value of the Company's warrant liabilities. The loss from continuing operations for the same period in 2008 included a non-cash gain of $4.7 million from the change in fair value of the Company's warrant liabilities.

As of September 30, 2009, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $7.1 million, excluding auction rate securities of $9.2 million.

In an effort to continue enhancing the Company’s ability to fund ongoing operations, management further reduced yearly operating expenses by an additional $5.7 million during the nine months ended September 30, 2009.  The Company will continue to manage expenses, and is focused on signing new agreements with health plans for its Catasys offering.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides, through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

HYTHIAM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(unaudited)

	September 30,	December 31,
(in thousands)	2009	2008

ASSETS

Cash and cash equivalents	$7,068	$9,756
Marketable securities, at fair value	9,209	146
Restricted cash	-	24
Receivables, net	305	654
Prepaids and other current assets	265	357
Current assets of discontinued operations	-	3,053
Total Current Assets	16,847	13,990

Marketable securities, at fair value	-	10,072
Property and equipment, net	1,060	2,625
Intangible assets, net	2,717	3,257
Deposits and other assets	210	318
Non-current assets of discontinued operations	-	1,604
Total Assets	$20,834	$31,866

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$2,555	$3,396
Accrued compensation and benefits	776	1,476
Other accrued liabilities	2,069	2,082
Short-term debt	9,582	9,835
Current liabilities of discontinued operations	-	8,675
Total Current Liabilities	14,982	25,464

Warrant liabilities	6,112	156
Other long-term liabilities	154	208
Non-current liabilities from discontinued operations	-	4,930
Total Liabilities	21,248	30,758

Stockholders' equity (Deficit)	(414)	1,108
Total Liabilities and Stockholders' Equity	$20,834	$31,866

HYTHIAM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Healthcare services	$268	$1,258	$1,346	$5,295
Total revenues	268	1,258	1,346	5,295

Operating expenses
Cost of healthcare services	$68	$330	$502	$1,335
General and administrative expenses	3,878	9,351	14,007	29,466
Impairment losses	-	-	1,113	-
Research and development	-	713	-	2,986
Depreciation and amortization	273	510	979	1,419
Total operating expenses	$4,219	$10,904	$16,601	$35,206

Loss from operations	$(3,951)	$(9,646)	$(15,255)	$(29,911)

Non-operating income (expenses)
Interest & other income	19	113	142	738
Interest expense	(221)	(637)	(999)	(1,149)
Loss on extinguishment of debt	(54)	-	(330)	-
Gain on the sale of marketable securities	160	-	160	-
Other than temporary impairment of
marketable securities	(25)	-	(185)	-
Change in fair value of warrant liabilities	(4,767)	3,758	(4,683)	4,713

Loss from continuing operations before
provision for income taxes	$(8,839)	$(6,412)	$(21,150)	$(25,609)

Provision for income taxes	3	6	13	23
Loss from continuing operations	$(8,842)	$(6,418)	$(21,163)	$(25,632)

Discontinued Operations:
Results from discontinued operations, net of tax	$-	$141	$10,449	$(5,449)

Net loss	$(8,842)	$(6,277)	$(10,714)	$(31,081)

Continuing operations	$(0.16)	$(0.12)	$(0.38)	$(0.47)
Discontinued operations	-	0.01	0.19	(0.10)
Net loss per share	$(0.16)	$(0.11)	$(0.19)	$(0.57)

Weighted average number of shares outstanding	56,373	54,629	55,509	54,479